Exhibit 99.1

January 2, 2013

Dear Fellow Stockholder:

As we conclude 2012, we’re pleased to report that we achieved our goal of closing all of the properties in our pipeline and investing the capital we raised during the year. This is a fitting end to a dynamic year for us in which we purchased approximately $1.3 billion in total real estate assets and raised approximately $0.6 billion in capital. We believe our strategy of purchasing properties with tenants providing basic necessities to consumers will help us achieve our objective of providing sustainable earnings, going forward.

Our company’s newest assets are highlighted below:

•
Hasbro Building, a 135,908-square-foot office building in Providence, Rhode Island, was purchased for $29.8 million. The property is 100% leased to Hasbro, Inc. (NASDAQ: HAS), a branded play company providing children and families around the world with a wide-range of immersive entertainment offerings based on Hasbro’s world class brand portfolio.

•
Territory Portfolio, a portfolio of six retail centers located in metropolitan Las Vegas, Nevada, totaling over 1.7 million square feet, was purchased through a joint venture between subsidiaries of Inland Diversified and the seller for approximately $288.7 million. The portfolio contains two Walmart Supercenters, two Sam’s Clubs, and a number of additional national tenants including Walgreens, Home Depot, Ross and Michaels, as well as other regional and local tenants. The properties were constructed between 1998 and 2008 and together have an approximate weighted average occupancy rate of 94%

The Territory Portfolio marks a milestone for Inland Diversified. Not only is it the Company’s final acquisition of 2012, it is also the last acquisition purchased with the balance of the initial capital we raised in 2012. We expect to reestablish a pipeline of properties in 2013, so that our acquisition activity will continue as we invest our dividend reinvestment proceeds.

As of December 28, 2012, Inland Diversified owned and operated 141 properties with a combined purchase price of approximately $2.2 billion, containing 12.3 million square feet of retail, industrial and office properties, and 444 multi-family units.
We are pleased to enclose your check or account statement which includes information regarding your share of the 6% annualized distribution on a share purchase price of $10.00 paid to stockholders for record dates in December 2012. We are proud of our sponsor’s 40+ years of integrity, and Inland Diversified’s ongoing commitment not to pay any portion of your distribution out of offering proceeds.
We appreciate and thank you for your investment in Inland Diversified.
Sincerely,

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

Robert D. Parks	Barry L. Lazarus
Chairman of the Board	President and Chief Operating Officer
Enclosure
cc: Trustee, Broker Dealer, Financial Advisor